Exhibit 99

Journal Communications Names Jason Graham Chief Financial Officer

Journal President Andre Fernandez named Chief Operating Officer, assumes leadership of Broadcast and Publishing

MILWAUKEE--(BUSINESS WIRE)--February 11, 2014--Journal Communications (NYSE: JRN), a diversified media company with operations in television and radio broadcasting, publishing and digital media, today announced that Jason Graham has been named Senior Vice President of Finance and Controller, effective immediately, and Chief Financial Officer, effective upon the filing of Journal’s 2013 Form 10-K. Graham will report to Steven J. Smith, Chairman and CEO of Journal Communications.

Graham has served as Journal Communications’ Vice President/Controller since June 2012. He was formerly Vice President and Corporate Controller at Brookdale Senior Living, Inc., the largest owner and operator of senior living communities in the U.S. Prior to that role, Graham held roles as senior manager at KPMG LLP, Assistant Controller with GE Healthcare, and Corporate Accounting Manager at APW, Ltd. He holds a bachelor’s degree in Accounting from Marquette University and is a certified public accountant.

“As Journal’s Vice President/Controller, Jason has done an excellent job leading our Accounting, Billing, Accounts Payable, Payroll and Tax teams. He has also contributed to our strategic planning and growth initiatives, which will continue to be an integral part of his expanded role as CFO,” Smith said.

In addition to overseeing the Finance, Accounting, Treasury, Investor Relations and Tax teams, Graham will also assume responsibility for corporate Information Technology operations.

Andre Fernandez, President of Journal Communications, has also been named Chief Operating Officer, effective upon the filing of Journal’s 2013 Form 10-K. He will now assume operational oversight of the company’s Publishing and Broadcast segments. Elizabeth Brenner, President and Publisher of the Milwaukee Journal Sentinel and Executive Vice President of Journal Communications, will report to Fernandez. Debbie Turner, Executive Vice President of Television, and Steve Wexler, Executive Vice President of Radio, will continue to report to Fernandez.

Fernandez also assumes expanded corporate responsibilities, including Corporate Human Resources.

Said Smith: “We are very fortunate to have such talented people at Journal that allow us to consistently and confidently promote people from within our own organization to positions of increased responsibility.”

Forward-looking statements

This press release contains certain forward-looking statements related to our business that are based on current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on our most recent Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and digital media. We own and operate 13 television stations and 35 radio stations in 11 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

CONTACT:
Journal Communications
Andre Fernandez, 414-224-2884
President
or
Angela Lois, 414-224-2633
Director of Investor Relations